EXHIBIT 99.1

20 North Broadway	Telephone: (405) 235-3611
Oklahoma City, Oklahoma 73102-8260	Fax: (405) 552-4667
NEWS RELEASE

Investor contact:	Zack Hager (405) 552-4526

Media contact:	Brian Engel (405) 228-7750
DEVON ENERGY TO ACQUIRE BARNETT SHALE-FOCUSED CHIEF HOLDINGS;
UPDATES BARNETT AND COMPANYWIDE GROWTH OUTLOOK
OKLAHOMA CITY — May 2, 2006 — Devon Energy Corporation (NYSE:DVN) today announced that it will acquire the oil and gas properties of privately-owned Chief Holdings LLC for $2.2 billion in cash, including assumed liabilities. Devon expects to close the transaction on June 29, 2006.
     Devon estimates that the acquired properties include proved reserves of 617 billion cubic feet of natural gas equivalent (Bcfe) and leasehold totaling 169,000 net acres. Devon’s plans for the Chief acreage include drilling approximately 800 wells over the next five years and ultimately recovering in excess of two trillion cubic feet of natural gas equivalent (Tcfe).
     “This was a unique opportunity to add to Devon’s position in the hottest natural gas play in North America where Devon is already the largest and most active producer,” said J. Larry Nichols, Devon’s chairman and chief executive officer. “With the addition of Chief’s lease position, Devon’s Barnett Shale acreage will expand to 720,000 net acres.
     “As with Mitchell Energy in 2002, the value of Chief to Devon is not fully reflected in current production or booked reserves. The true value lies in the trillions of cubic feet of natural gas underlying its acreage in the shale — gas that Devon has the knowledge, capital and resources to develop and produce,” added Nichols.
     Since acquiring Mitchell Energy, Devon has drilled 1,300 vertical and horizontal wells in the Barnett Shale while producing 750 Bcfe and adding more than 1.3 Tcfe of reserves.
     Devon’s successful bid was made jointly with Crosstex Energy Services, a leading independent midstream company with a strong presence in the Barnett Shale. “Crosstex is the logical and best-positioned owner for Chief’s gathering assets,” commented Nichols.
Devon Boosts 20-Acre Recoveries
     Devon is the largest producer in the Barnett Shale field. Currently, the company produces approximately 600 million cubic feet equivalent (MMcfe) per day from about 2,200 wells. Devon’s outlook for the Barnett Shale has been greatly enhanced by the results of its successful 20-acre infill well pilot program.

     The company announced today that it has increased its estimated recoveries for 20-acre infill horizontal wells from 1.8 Bcfe per well to 2.0 Bcfe per well. The increase is based upon the results to date of 29 horizontal infill wells drilled on its core acreage. Ultimately, Devon expects to drill infill wells on both its core and non-core acreage.
     “Redevelopment of our 120,000 net-acre core position on 20-acre spacing may ultimately increase our core area recoveries by more than one Tcfe,” said Nichols. “We are excited about the potential of applying this technology to our vast holdings in the non-core area as well.”
Experience and Technology Driving Barnett Shale Success
     Devon’s extensive experience with horizontal drilling is delivering field-leading results. Devon has drilled 22 of the 50 best performing horizontal wells in the Barnett Shale to date, as determined by first six months’ production data. Additionally, Chief has drilled six of the 50 best horizontal producers.
     The company’s experience is also enabling it to drill horizontal wells more quickly. In 2005, Devon’s average horizontal well in Johnson County was drilled in 33 days. Year to date, the company is drilling these wells in an average of 18 days. This increased drilling efficiency results in improved returns and more effective utilization of drilling rigs and services.
     Devon’s proprietary technology for the interpretation of 3-D seismic data, developed in conjunction with a major university, is allowing Devon to select better well locations. This extensive knowledge and application of 3-D seismic is contributing to our improved well performance.
Devon Materially Increases Production Growth Outlook
     Devon has increased its long-term production growth outlook for the period 2006 through 2009 from its previously disclosed eight percent compound annual growth rate (CAGR) to 9.5 percent CAGR. “Our decision to increase our production outlook is being driven by better performance from areas throughout our asset base,” said Nichols.
     Upon closing of the Chief acquisition, Devon’s daily production from the Barnett Shale will increase by approximately 55 MMcfe per day. An additional 31 Chief wells are awaiting completion and pipeline connection and are expected to add an additional 30 MMcfe per day to Devon.
     Devon expects to increase production from the Chief assets significantly over the next few years. The company believes it can increase production from those acquired assets to more than 250 MMcfe per day in 2009.
     With the Chief acquisition, Devon’s long-term production growth outlook will again increase, from our revised 9.5 percent CAGR to 11 percent CAGR for the period 2006 through 2009. This reflects annual production approaching 300 million Boe in 2009.
Financial and Tax Implications of Acquisition
     Devon expects to fund the acquisition with approximately $900 million of cash on hand and $1.3 billion of short-term borrowings. As a result of the Chief acquisition, Devon expects to increase its 2006 capital budget for exploration and development expenditures by approximately $125 million.

Operating and general and administrative expenses will also increase modestly as a result of the acquisition.
     Devon expects the transaction to be accretive to cash flow, reserves and production on a per-share basis. The acquisition is expected to be modestly dilutive to earnings per share in 2006 but accretive thereafter. For income tax purposes, Devon will receive a full step-up in basis in the underlying Chief assets.
Other Terms and Conditions
     The transaction is subject to expiration of the Hart-Scott-Rodino waiting period. It is also subject to other customary closing conditions.
Conference Call Webcast Scheduled for Today
     Devon will host a conference call webcast at 9 a.m. Central Time (10 a.m. Eastern Time) today to discuss the transaction. The webcast may be accessed from Devon’s internet home page at www.devonenergy.com.
     Devon Energy Corporation is an Oklahoma City-based independent energy company engaged in oil and gas exploration, production and property acquisitions. Devon is the largest U.S.-based independent oil and gas producer and is included in the S&P 500 Index. For additional information, visit www.devonenergy.com.
     This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.
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